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Exhibit 99.1

UPC Holding B.V.

UPC Holding B.V. Provides Selected Financial
Information for the Period Ending September 30, 2007

        Amsterdam, the Netherlands—November 9, 2007: UPC Holding B.V. ("UPC Holding") is today providing selected, preliminary unaudited financial and operating information for the three and nine months ended September 30, 2007. UPC Holding is an indirect wholly owned subsidiary of Liberty Global, Inc. ("Liberty Global") (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding's condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of November 2007.

        Highlights for the three months ended September 30, 2007 as compared to the results for the same period last year, unless otherwise noted, include(1):

  •
  An organic(2) increase of 226,000 RGUs(3) during Q3 2007;

  •
  Revenue growth of 10% to €830 million;

  •
  Operating cash flow ("OCF")(4) growth of 17% to €355 million;

  •
  OCF margin(5) of 42.8%, a 270 basis point improvement over Q3 2006; and

  •
  Operating income increase of 55% to €78 million.

(1)
All period to period comparisons and references to our subscriber metrics are on the basis of continuing operations and exclude the impact of our discontinued operations and the impact of our operations classified as disposed.

(2)
Organic figures exclude revenue generating units ("RGUs") of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

(3)
Please see footnotes to the subscriber table for the definition of RGUs.

(4)
Please see page 9 for an explanation of operating cash flow and a reconciliation to operating income.

(5)
OCF margin is calculated by dividing OCF by consolidated revenue for the applicable period.

Financial Highlights

        Consolidated revenue increased to €830 million and €2,479 million for the three and nine months ended September 30, 2007, respectively. As compared to the same periods last year, these figures represent growth rates of 10% and 11%, respectively. The increase in revenue was driven primarily by subscriber growth and the impact of acquisitions, including Karneval in the Czech Republic. Revenue growth, adjusted for acquisitions and foreign currency effects ("rebased"(6)), was approximately 7% and 9% for the three and nine months ended September 30, 2007, respectively, as compared to the prior year periods. Geographically, our operations in Central and Eastern Europe ("CEE") and Chile continued to demonstrate the strongest rebased revenue growth with both operations experiencing 11% rebased growth for the nine months ending September 30, 2007 as compared to the corresponding 2006 period. In CEE, Poland once again posted strong rebased revenue growth, generating a 20% growth rate in the quarter.

        For the three and nine months ended September 30, 2007, OCF increased 17% to €355 million and 20% to €1,041 million, respectively, as compared to the same periods last year. As in prior periods, the increase in results was driven by a combination of organic growth and acquisitions. Led by strong OCF results in our Polish, Chilean and Hungarian operations, we achieved rebased OCF growth rates of 13% and 17% for the three and nine months ended September 30, 2007, respectively, as compared to the same prior year periods.

        Our OCF margin was 42.8% for the three months and 42.0% for the nine months ended September 30, 2007, respectively. These results represent 270 and 320 basis point improvements to our three and nine month OCF margins, respectively, from the same periods last year. We achieved significant margin expansion across a number of our operations in the third quarter, with our CEE operations realizing over a 400 basis point improvement over the comparable quarter last year. Our overall margin improvement was driven in part from more stringent controls of both our fixed and variable costs, including selling and marketing costs.

Operating Statistics

        We had 15.0 million total RGUs at September 30, 2007, including third quarter additions of 226,000 organic RGUs and 45,000 RGUs from three small acquisitions. We ended the third quarter of 2007 with a total of 10.6 million customer relationships of which 3.0 million or approximately 28% subscribed to two or more products versus 23% for the comparable period last year. As a result of our product bundling strategy, RGUs per customer relationship has increased from 1.33x at September 30, 2006 to 1.41x at September 30, 2007. Chile remains the most successful bundler within UPC Holding, with over 50% of its customer base bundled.

        As compared to the second quarter of 2007, our 226,000 organic RGU additions represented a sequential improvement of over 100%. In the third quarter, our organic RGU additions consisted of 136,000 broadband Internet and 119,000 telephony subscriber additions, which were partially offset by a loss of 29,000 video subscribers. Broadband Internet and telephony organic RGU additions benefited from an increased emphasis on selling bundled offerings. In particular, the Netherlands recorded its strongest quarter of the year, adding 67,000 broadband Internet and telephony subscribers, as a result of compelling broadband Internet and telephony bundling offers. Overall, we ended the third quarter with broadband Internet and telephony penetrations of 25% and 16%, respectively, on homes serviceable of 12.4 million and 11.9 million, respectively.

(6)
For the purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2007, we have adjusted our historical 2006 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in the respective 2006 rebased amounts to the same extent that the revenue and OCF of such entities are included in the 2007 results and (ii) reflect the translation of our 2006 rebased amounts at the applicable average exchange rates that were used to translate our 2007 results. Please see page 5 for supplemental information.

        Our organic video RGU loss in the third quarter of 2007 was a substantial improvement over our loss of 80,000 in the second quarter of 2007. The overall loss in the third quarter of 2007 was a result of decreases primarily in our analog subscriber base, which were largely offset by our strongest quarter of the year in terms of digital cable and DTH organic RGU additions of 117,000. Our Romanian and Hungarian operations, which have been impacted by competition, did show improvement over both the first and second quarters of 2007 in terms of net video RGU losses, as we lost a combined 25,000 video subscribers in the third quarter as compared to 45,000 and 59,000 in the first and second quarters of 2007, respectively.

        Digital cable additions accelerated from the first half of 2007, with growth principally driven by Switzerland, the Czech Republic, the Netherlands and Chile. In Switzerland, we added 34,000 digital cable subscribers in the quarter, helped in part by our April launch of a digital television entry tier and in the Czech Republic, we added 24,000 digital cable subscribers in the quarter, as a result of our expansion into new markets. Additionally, we continue to gain traction with our digital video recorder ("DVR") in the Netherlands and Switzerland, as approximately 50% of our recent digital sales include DVRs. In the Netherlands, DVR, video on demand and high definition television services are now available throughout our footprint, helping to further increase our incremental digital cable ARPU(7) in that market and drive demand. Digital video remains a significant growth opportunity, as overall digital penetration(8) was approximately 13% at the end of the third quarter of 2007.

About UPC Holding

        UPC Holding owns businesses in Europe and Chile and connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband Internet services. As of September 30, 2007, UPC Holding operated in 11 countries with state-of-the-art broadband communications networks that passed approximately 15.9 million homes and served approximately 15.0 million revenue generating units, including approximately 10.0 million video subscribers, 3.1 million broadband Internet subscribers and 1.9 million telephone subscribers.

Disclaimer

        This press release contains forward-looking statements, including our insights and expectations regarding competition in our markets, our growth potential, the timing and impact of digital products and services, our anticipated borrowing availability after completion of our third quarter bank reporting requirements, the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of UPC Holding's services and their willingness to upgrade to our more advanced offerings, continued growth in services for digital television, changes in technology, competition and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global's most recently filed Form 10-K/A and Form 10-Q. These forward-looking statements speak only as of the date of this release. UPC Holding expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in UPC Holding's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

(7)
ARPU refers to average monthly subscription revenue (excluding installation and mobile telephony) per RGU.

(8)
Digital penetration is calculated by dividing digital cable subscribers by the total of analog cable, digital cable and MMDS subscribers.

        On July 29, 2005, UPC Holding issued €500 million of 7.75% Senior Notes due 2014 and on October 10, 2005, UPC Holding issued a further €300 million of 8.63% Senior Notes due 2014. Furthermore, on April 17, 2007, Cablecom Luxembourg's €300 million Senior Notes due 2016 became the direct obligations of UPC Holding on terms substantially identical (other than as to interest, maturity and redemption) to those governing the existing UPC Holding €500 million and €300 million Senior Notes. UPC Holding is required under the terms of the indentures for the foregoing Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding B.V. ("UPC Broadband Holding"), a wholly owned subsidiary of UPC Holding, is a borrower and UPC Holding is a guarantor of outstanding indebtedness under a senior secured credit facility (the "UPC Broadband Holding Bank Facility") which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its September 30, 2007 results. The financial information contained herein is preliminary and subject to change. UPC Holding presently expects to issue its financial statements prior to the end of November 2007, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Iván Nash Vila Investor Relations—Europe +41 44 277 9738	Bert Holtkamp Corporate Communications—Europe +31 20 778 9447

Selected Financial Data

        The following tables provide selected, preliminary revenue and operating cash flow data for the three and nine months ended September 30, 2007 and 2006 for each reportable segment of UPC Holding. All of the reportable segments set forth below provide broadband communications services, including video, voice and broadband Internet access services. Certain segments also provide competitive local exchange carrier and other business-to-business services. At September 30, 2007, our operating segments in UPC Holding provided services in 11 countries, consisting of our UPC Broadband Division in Europe and VTR in Chile. Other Central and Eastern Europe includes our operating segments in Czech Republic, Poland, Romania, Slovak Republic and Slovenia.

        On December 31, 2006, we sold our operations in Belgium to Telenet Group Holdings N.V. ("Telenet"). Due to Liberty Global's ownership in Telenet, we have not accounted for UPC Belgium as a discontinued operation. Accordingly, our operating results and cash flows, including revenue and OCF, include the impact of our operations in Belgium under "disposal" for the three and nine months ended September 30, 2006. From January 1, 2007, results for Belgium are excluded from UPC Holding.

        On April 16, 2007, in connection with the refinancing of a portion of the UPC Broadband Holding Bank Facility, Cablecom and its subsidiaries became subsidiaries of UPC Broadband Holding. In connection with the same refinancing, Liberty Global's indirect 80% interest in VTR was also transferred to a subsidiary of UPC Broadband Holding on May 23, 2007. These transactions are considered common control transactions and UPC Holding's results have consequently been restated to include Cablecom and VTR for all periods presented.

        For the purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the three and nine months ended September 30, 2007, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2006 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in our rebased amounts for the three and nine months ended September 30, 2006 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2007 and (ii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2006 at the applicable average exchange rates that were used to translate our results for the three and nine months ended September 30, 2007. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months ended September 30, 2006 include Karneval and six smaller acquisitions in Europe and for the nine months include INODE, Karneval and eight smaller acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2006 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local GAAP, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2007 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2006 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission's Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2007 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2007 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2007. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

        The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding's September 30, 2007 financial statements. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects ("FX"), and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	€	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€191.0	€186.8	€4.2	2.2	2.2	—
Switzerland	158.1	151.0	7.1	4.7	9.5	—
Austria	90.3	85.6	4.7	5.5	5.5	—
Ireland	55.2	52.2	3.0	5.7	5.7	—

Total Western Europe	494.6	475.6	19.0	4.0	5.5	5.5

Hungary	68.9	57.8	11.1	19.2	9.1	—
Other Central and Eastern Europe	149.2	110.8	38.4	34.7	27.9	—

Total Central and Eastern Europe	218.1	168.6	49.5	29.4	21.5	10.2

Central and corporate operations	0.9	6.2	(5.3)	(85.5)	(85.5)	—

Total UPC Broadband Division	713.6	650.4	63.2	9.7	8.8	6.0

VTR (Chile)	116.7	107.8	8.9	8.3	12.4	12.4

Total UPC Holding before disposal	830.3	758.2	72.1	9.5	9.3	6.9

Disposal (Belgium)	—	8.6	(8.6)	N.M.	N.M.	—

Total UPC Holding	€830.3	€766.8	€63.5	8.3	8.1	—

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	€	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€576.5	€544.1	€32.4	6.0	6.0	—
Switzerland	473.7	453.7	20.0	4.4	9.2	—
Austria	272.5	245.3	27.2	11.1	11.1	—
Ireland	166.8	155.0	11.8	7.6	7.6	—

Total Western Europe	1,489.5	1,398.1	91.4	6.5	8.1	7.2

Hungary	207.2	180.5	26.7	14.8	8.8	—
Other Central and Eastern Europe	434.2	325.5	108.7	33.4	28.3	—

Total Central and Eastern Europe	641.4	506.0	135.4	26.8	21.3	11.2

Central and corporate operations	6.1	8.4	(2.3)	(27.4)	(27.4)	—

Total UPC Broadband Division	2,137.0	1,912.5	224.5	11.7	11.4	8.2

VTR (Chile)	342.2	330.7	11.5	3.5	11.3	11.3

Total UPC Holding before disposal	2,479.2	2,243.2	236.0	10.5	11.4	8.7

Disposal (Belgium)	—	25.5	(25.5)	N.M.	N.M.	—

Total UPC Holding	€2,479.2	€2,268.7	€210.5	9.3	10.2	—

N.M.—Not meaningful

Operating Cash Flow

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	€	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€101.2	€92.8	€8.4	9.1	9.1	—
Switzerland	77.7	75.5	2.2	2.9	7.7	—
Austria	43.2	41.0	2.2	5.4	5.4	—
Ireland	17.3	14.8	2.5	16.9	16.9	—

Total Western Europe	239.4	224.1	15.3	6.8	8.5	8.5

Hungary	34.5	26.5	8.0	30.2	19.2	—
Other Central and Eastern Europe	76.9	52.7	24.2	45.9	38.6	—

Total Central and Eastern Europe	111.4	79.2	32.2	40.7	32.1	19.0

Central and corporate operations	(42.1)	(38.0)	(4.1)	(10.8)	(10.8)	—

Total UPC Broadband Division	308.7	265.3	43.4	16.4	15.2	11.7

VTR (Chile)	46.6	39.0	7.6	19.5	24.0	24.0

Total UPC Holding before disposal	355.3	304.3	51.0	16.8	16.3	13.2

Disposal (Belgium)	—	4.1	(4.1)	N.M.	N.M.	—

Total UPC Holding	€355.3	€308.4	€46.9	15.2	16.1	—

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	€	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€297.2	€263.1	€34.1	13.0	13.0	—
Switzerland	232.5	209.0	23.5	11.2	16.2	—
Austria	131.4	117.6	13.8	11.7	11.7	—
Ireland	52.4	46.4	6.0	12.9	12.9	—

Total Western Europe	713.5	636.1	77.4	12.2	13.8	13.5

Hungary	104.6	84.6	20.0	23.6	17.2	—
Other Central and Eastern Europe	217.7	154.8	62.9	40.6	35.4	—

Total Central and Eastern Europe	322.3	239.4	82.9	34.6	29.0	17.8

Central and corporate operations	(127.0)	(121.4)	(5.6)	(4.6)	(4.6)	—

Total UPC Broadband Division	908.8	754.1	154.7	20.5	20.1	16.4

VTR (Chile)	132.3	115.8	16.5	14.2	22.9	22.9

Total UPC Holding before disposal	1,041.1	869.9	171.0	19.7	20.5	17.2

Disposal (Belgium)	—	13.6	(13.6)	N.M.	N.M.	—

Total UPC Holding	€1,041.1	€883.5	€157.6	17.8	20.2	—

N.M.—Not meaningful

Summary of Third-Party Debt and Cash and Cash Equivalents

        The following table details UPC Holding's consolidated third-party debt and cash and cash equivalents as of September 30, 2007 and June 30, 2007:

	As of September 30,	As of June 30,
	2007	2007
	amounts in millions
UPC Broadband Holding Bank Facility	€4,974.7	€4,803.5
UPC Holding Facility	250.0	250.0
UPC Holding 7.75% Senior Notes due 2014	500.0	500.0
UPC Holding 8.63% Senior Notes due 2014	300.0	300.0
UPC Holding 8.0% Senior Notes due 2016 (formerly Cablecom Luxembourg 8.0% Senior Notes due 2016)	300.0	300.0
VTR Bank Facility(9)	330.6	350.9
Other debt, including capital lease obligations	21.9	23.2

Total third-party debt	€6,677.2	€6,527.6

Cash and cash equivalents	172.8	140.9
Restricted cash(10)	332.4	361.2

Total cash and cash equivalents including restricted cash	€505.2	€502.1

        As of September 30, 2007, total third-party debt, including other debt and capital lease obligations, was €6,677 million, while total cash and cash equivalents and restricted cash was €505 million. The UPC Broadband Holding Bank Facility includes borrowings under facilities M and N term loans as well as any amounts drawn from the €1.08 billion in redrawable term loan facilities I (€250 million) and L (€830 million). As of September 30, 2007, commitments under facilities I and L remained undrawn. Of total commitments, we estimate we had approximately €502 million of availability subject to completion of third quarter bank reporting requirements. The change in total third-party debt from June 30, 2007 is primarily due to the drawdown of facility M's delayed draw term loan of €250 million and the impact of foreign currency fluctuations.

Covenant Calculations

        Based on the results for September 30, 2007 and subject to the completion of third quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.65x(11). The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.60x(11).

(9)
An amount equal to the outstanding principal and interest balance due under the VTR Bank Facility is held in a cash collateral account that is reflected as restricted cash in our consolidated balance sheet as of September 30, 2007.

(10)
Of this amount, €330 million and €356 million of restricted cash relates to our VTR Bank Facility as of September 30, 2007 and June 30, 2007, respectively.

(11)
Our covenant calculations are based on debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Capital Expenditure Summary

        The following table provides UPC Holding capital expenditures for the three and nine months ended September 30, 2007 and 2006:

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	amounts in millions
UPC Broadband Division:
The Netherlands	€34.7	€28.5	€126.7	€109.4
Switzerland	34.8	31.9	111.3	99.6
Austria	14.4	8.5	41.0	27.4
Ireland	24.9	16.2	70.6	43.4

Total Western Europe	108.8	85.1	349.6	279.8

Hungary	9.3	13.1	39.3	37.4
Other Central and Eastern Europe	42.3	31.8	116.6	81.6

Total Central and Eastern Europe	51.6	44.9	155.9	119.0

Central and corporate operations	22.3	17.2	67.1	51.3

Total UPC Broadband Division	182.7	147.2	572.6	450.1

VTR (Chile)	26.8	27.7	87.5	81.2

Total UPC Holding before disposal	€209.5	€174.9	€660.1	€531.3

Disposal (Belgium)	—	0.9	—	3.0

Total UPC Holding	€209.5	€175.8	€660.1	€534.3

Operating Cash Flow Definition and Reconciliation

        Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and certain other operating charges and credits as indicated in the following table). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income. A reconciliation of UPC Holding's total segment operating cash flow to operating income is presented below:

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	amounts in millions
Total segment operating cash flow	€355.3	€308.4	€1,041.1	€883.5
Stock-based compensation expense	(13.9)	(5.0)	(41.7)	(14.7)
Depreciation and amortization	(262.7)	(252.1)	(803.9)	(755.3)
Related party management credits	5.6	1.0	15.9	1.8
Impairment, restructuring and other operating charges	(5.9)	(1.8)	(10.0)	(3.8)

Operating income	€78.4	€50.5	€201.4	€111.5

Operating Data Table

	Operating Data—September 30, 2007—UPC Holding B.V. Consolidated
					Video					Internet		Telephone
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands	2,698,500	2,599,100	2,177,000	3,264,500	1,642,100	531,400	—	—	2,173,500	2,599,100	624,500	2,498,000	466,500
Switzerland(13)	1,847,400	1,306,400	1,555,500	2,277,000	1,338,500	215,600	—	—	1,554,100	1,496,400	443,800	1,494,400	279,100
Austria	987,200	987,200	709,800	1,099,000	450,400	51,400	—	—	501,800	987,200	417,600	987,200	179,600
Ireland	861,300	383,700	591,100	666,400	256,500	220,700	—	107,800	585,000	383,700	73,600	153,300	7,800

Total Western Europe	6,394,400	5,276,400	5,033,400	7,306,900	3,687,500	1,019,100	—	107,800	4,814,400	5,466,400	1,559,500	5,132,900	933,000

Hungary	1,159,600	1,105,700	997,400	1,294,600	707,500	—	162,100	—	869,600	1,105,700	258,400	1,108,300	166,600
Romania	2,054,800	1,477,200	1,367,500	1,605,800	1,261,100	19,600	86,500	—	1,367,200	1,351,900	157,600	1,290,000	81,000
Poland	1,956,000	1,431,100	1,048,700	1,361,100	1,001,000	—	—	—	1,001,000	1,431,100	263,400	1,387,700	96,700
Czech Republic	1,269,300	1,054,700	759,300	986,700	492,300	67,900	126,700	—	686,900	1,054,700	230,700	1,051,700	69,100
Slovak Republic	449,300	300,200	303,600	342,500	260,100	400	23,200	14,900	298,600	279,500	39,100	167,500	4,800
Slovenia	195,600	139,800	155,600	204,100	151,400	1,000	—	3,300	155,700	139,800	42,700	139,800	5,700

Total Central and Eastern Europe	7,084,600	5,508,700	4,632,100	5,794,800	3,873,400	88,900	398,500	18,200	4,379,000	5,362,700	991,900	5,145,000	423,900

Total UPC Broadband Division	13,479,000	10,785,100	9,665,500	13,101,700	7,560,900	1,108,000	398,500	126,000	9,193,400	10,829,100	2,551,400	10,277,900	1,356,900

VTR (Chile)	2,412,600	1,617,300	981,600	1,869,700	696,800	143,500	—	—	840,300	1,617,300	500,000	1,590,600	529,400

Total UPC Holding B.V	15,891,600	12,402,400	10,647,100	14,971,400	8,257,700	1,251,500	398,500	126,000	10,033,700	12,446,400	3,051,400	11,868,500	1,886,300

Footnotes to Operating Data Table:

(1)
Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one Home Passed is equal to one MMDS subscriber. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for Cablecom's partner networks or for INODE.
(2)
Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by INODE in Austria, we do not report two-way homes passed for Cablecom's partner networks or for INODE.
(3)
Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. To the extent that Revenue Generating Units include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. We exclude mobile customers from Customer Relationships. See note 5.
(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.
(5)
Analog Cable Subscriber is comprised of analog cable customers that are counted on a per connection or EBU basis. In Europe, we have approximately 749,900 "lifeline" customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.
(6)
Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. Individuals who receive digital video service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to analog video service. We exclude this group of subscribers from Cablecom's Digital Cable Subscribers. Subscribers to digital video services provided by Cablecom over partner networks receive analog video services from the partner networks as opposed to Cablecom. As we migrate customers from analog to digital video services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.
(7)
DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.
(8)
MMDS Subscriber is a home or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.
(9)
Internet Homes Serviceable are homes that can be connected to our broadband networks, or a partner network with which we have a service agreement, where customers can request and receive broadband Internet access services. With respect to INODE, we do not report Internet homes serviceable as INODE's service is not delivered over our network but instead is delivered over an unbundled loop, or in certain cases, over a shared access network.
(10)
Internet Subscriber is a home or commercial unit or EBU with one or more cable modem connections to our broadband networks, or that we service through a partner network, where a customer has requested and is receiving broadband Internet access services. Our Internet Subscribers in Austria include residential digital subscriber lines or DSL subscribers of INODE that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.
(11)
Telephone Homes Serviceable are homes that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to INODE, we do not report telephone homes serviceable as service is delivered over an unbundled loop rather than our network.
(12)
Telephone Subscriber is a home or commercial unit or EBU connected to our networks, or that we service through a partner network, where a customer has requested and is receiving voice services. Telephone Subscribers as of September 30, 2007 exclude an aggregate of 93,200 mobile telephone subscribers in the Netherlands and Switzerland. Also, our Telephone Subscribers do not include customers that receive services via resale arrangements. Our Telephone Subscribers in Austria include residential subscribers of INODE.
(13)
Pursuant to service agreements, Cablecom offers digital video, broadband Internet access and telephony services over networks owned by third party cable operators or "partner networks." A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom's service agreements. Internet and Telephone Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom's partner network information generally is presented one quarter in arrears such that information included in our September 30, 2007 subscriber table is based on June 30, 2007 data. In our September 30, 2007 subscriber table, Cablecom's partner networks account for 55,400 Customer Relationships, 82,400 RGUs, 21,700 Digital Cable Subscribers, 190,000 broadband Internet Homes Serviceable, 188,000 Telephone Homes Serviceable, 37,900 Internet Subscribers, and 22,800 Telephone Subscribers. In addition, partner networks account for 373,800 digital video homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our September 30, 2007 subscriber table.

Additional General Notes to Tables:

With respect to Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband Internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors adds complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

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